Exhibit T3A.9.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:43 PM 12/30/2005
FILED 01:15 PM 12/30/2005
SRV 051076788 — 2328142 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
NEWCOURT CAPITAL USA INC.
* * * * *
     NEWCOURT CAPITAL USA INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of Newcourt Capital USA Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read in its entirety as follows:
“The name of the Corporation is CIT Capital USA Inc.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on January 1, 2006 at 8:00 a.m. eastern standard time.
     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Eric S. Mandelbaum, its Senior Vice President & Secretary, this 30th day of December, 2005.

NEWCOURT CAPITAL USA INC.
By:	/s/ Eric S. Mandelbaum
Eric S. Mandelbaum
Senior Vice President & Secretary